Exhibit 99.1

CONTACT:	Rick Howe
Senior Director, Corporate Communications
858.207.5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

Second Quarter Leasing Volume Exceeds 810,000 SF; FFO of $0.40 per Diluted Share

SAN DIEGO, Calif. – August 5, 2014 – BioMed Realty Trust, Inc. (NYSE: BMR), the leading real estate company focusing on life sciences, today announced financial results for the second quarter ended June 30, 2014.

Second Quarter 2014 Highlights

Financial and Operating Performance

•

Executed 63 leasing transactions during the quarter representing approximately 812,200 square feet, contributing to an increase in the operating portfolio leased percentage on a weighted-average basis to 92.0% at quarter end;

•	Increased same property net operating income on a cash basis by 6.7% year-over-year;

•	Set new company records for total and rental revenues of approximately $171.2 million and $120.9 million, respectively; and

•

Generated funds from operations (FFO) and core funds from operations (CFFO) of $0.40 per diluted share and adjusted funds from operations (AFFO) of $0.32 per diluted share, and reported net income available to common stockholders for the quarter of approximately $18.6 million, or $0.10 per diluted share.

Acquisitions and Development

•

Added approximately one million square feet to the company’s portfolio through its fully-leased investment in the 300 George Street and 100 College Street properties adjacent to the Yale School of Medicine in New Haven, Connecticut;

•

Initiated a new, fully-leased build-to-suit investment to comprise approximately 42,400 square feet of laboratory and office space in the Cambridge Science Park in Cambridge, United Kingdom. The property is 100% pre-leased to Takeda Pharmaceutical Company Limited for 16 years;

•	Commenced construction of a 121,600 square foot laboratory and office building at 500 Fairview Avenue in Seattle, Washington;

•

Entered into a 99-year ground lease on a 10-acre site in Philadelphia for future development through a collaboration between Drexel University and Wexford Science & Technology, a subsidiary of BioMed Realty; and

•

Received an early payoff of the company’s investment in the construction loan for the Fan Pier development project in Boston, Massachusetts, totaling $199.3 million, reflecting the repayment of $191.2 million in principal and accrued interest receivable, and prepayment fees of approximately $8.1 million.

Financing Activity

•	Repaid in full the $333.4 million principal amount outstanding on its mortgage loan secured by the Center for Life Science | Boston, which bore interest at 7.75% per annum;

•

Received an upgrade on the company’s investment grade corporate credit rating from Standard & Poor’s Ratings Services to BBB, after receiving a positive outlook from Moody’s Investors Service in March 2014; and

•	Completed a public offering of $400 million aggregate principal amount of 2.625% Senior Notes due 2019, priced at 99.408% of the principal amount to yield 2.752% to maturity.

Board Addition

•	Appointed Janice L. Sears, former executive at Bank of America, to the company’s Board of Directors.

“Our outstanding operating and financial results in the second quarter and first half of 2014 provide further evidence of the strength of our proven strategy and business model built on a foundation of operating expertise and our lasting, long-term relationships across the broad spectrum of life science organizations,” said Alan D. Gold, Chairman and Chief Executive Officer of BioMed Realty. “As we celebrate the ten-year anniversary of our IPO, we continue to see opportunities for BioMed Realty to grow throughout all our markets, led by our dedicated, best-in-class team that possesses a deep understanding of the life science industry and a sustained track record of successfully executing our strategy of supporting the collaboration of academia and private enterprise to develop exciting new technologies and therapies that improve our lives.”

Portfolio Update

During the quarter ended June 30, 2014, the company executed 63 leasing transactions representing approximately 812,200 square feet, contributing to an operating portfolio leased percentage on a weighted-average basis of 92.0% and a development portfolio pre-leased percentage of 81.6% at quarter end, and comprised of:

•	47 new leases totaling approximately 493,200 square feet, highlighted by:

•

Leases with Affymetrix, Inc. for a total of approximately 82,800 square feet at two adjacent properties in the Torrey Pines submarket of San Diego, California, including approximately 53,800 square feet at 10255 Science Center Drive and approximately 29,000 square feet at 10240 Science Center Drive;

•	A lease with Sys-Tech Solutions, Inc. for approximately 50,600 square feet at the company’s One Research Way property in Princeton, New Jersey;

•	A lease with OptiScan Biomedical Corporation totaling approximately 50,400 square feet at the Bridgeview Technology Park II property in Hayward, California;

•	A lease with Intertek USA, Inc. for approximately 46,100 square feet at the company’s Wateridge Circle property in San Diego, California;

•	A lease expansion with Acorda Therapeutics, Inc. for approximately 25,400 square feet at the Ardsley Park campus in Ardsley, New York; and

•	A lease expansion with a global healthcare company for 24,900 square feet at the company’s new development at 500 Fairview Avenue in Seattle, Washington.

•

16 lease renewals and extensions totaling approximately 319,000 square feet, highlighted by a lease extension with a private biotechnology company for approximately 235,800 square feet, which also included approximately 26,400 square feet of new additional space, at the Pacific Research Center in Newark, California.

At June 30, 2014, the company’s total portfolio comprised approximately 17.2 million rentable square feet, with land supporting an estimated additional 7.5 million square feet of development potential. Second quarter same property net operating income on a cash basis increased 6.7% year-over-year, primarily as a result of sustained leasing success and contractual rent escalations. During the second quarter, the lease at the company’s King of Prussia property in Radnor, Pennsylvania reached term, and, as planned, the site is now held for development potential. Had the property remained in the same property pool, same property net operating income on a cash basis would have increased 3.2% year-over-year.

During the second quarter, the company invested in two properties, 300 George Street and 100 College Street, adjacent to the Yale School of Medicine in New Haven, Connecticut. The 300 George Street property is a 519,000 square foot laboratory and office building, which is 98.7% leased and anchored by long-term leases to Yale University and the Yale-New Haven Hospital, with a weighted-average remaining lease term of over eleven years. The 100 College Street property, currently under construction, is a 510,000 square foot laboratory and office building that is pre-leased and anchored by Alexion Pharmaceuticals, Inc. with a weighted-average remaining lease term of over 13 years. The total project investment, upon completion, is expected to be approximately $308 million.

Also during the quarter, the company made an initial $3.9 million investment in a development in the Cambridge Science Park in Cambridge, United Kingdom as a build-to-suit property for Takeda Pharmaceutical Company Limited. Upon completion, the property is expected to comprise approximately 42,400 square feet of laboratory and office space which will be 100% leased to Takeda for 16 years, with a projected total investment of approximately $24.4 million.

In addition, during the second quarter, as a result of a collaboration between Drexel University and Wexford Science & Technology, a subsidiary of BioMed Realty, Drexel University purchased a 14-acre site from the School District of Philadelphia which formerly housed the University City High School, the Charles Drew Elementary School and

The Walnut Center. Concurrent with the close of the purchase, Drexel University took title to the underlying land and Wexford entered into a 99-year ground lease for approximately ten acres of the site which provides an estimated 2.3 million square feet of development potential, with a mixed-use plan that includes laboratory and research office, residential, retail and recreational space. The company’s initial investment totaled approximately $18.2 million.

During the quarter, the company commenced construction on a 121,600 square foot laboratory and office building at 500 Fairview Avenue in Seattle, Washington. A global healthcare company will initially be leasing approximately 24,900 square feet. The two buildings together, comprising approximately 223,000 square feet of state-of-the-art life science real estate, are being renamed the BioMed Realty Research Center and will serve as an iconic hub for innovation in Seattle’s life science community, offering amenities including onsite parking, a fitness center and a conference center.

In connection with an expansion by Acorda Therapeutics completed during the second quarter, the company is expanding its Ardsley Park campus by a total of 47,400 square feet to accommodate the new 25,400 square foot lease. Upon completion of the expansion, the campus will comprise approximately 207,900 square feet that is 89.4% leased.

Kent Griffin, President of BioMed Realty, remarked, “Our exceptionally strong operating results of the second quarter benefited from broad-based leasing success and three strategically important portfolio additions that expand our footprint and create new connection points at cornerstones of scientific innovation – Yale University, University of Pennsylvania, Drexel University, and the University of Cambridge. We enter our second decade as a public company with very strong momentum on all fronts, thanks to the vitality of the life science industry, our team’s steady execution of our business model, and the sustained support of our tenant relationships and business partners.”

Subsequent to the end of the quarter, the company and Bristol-Myers Squibb entered into a ten year lease for approximately 61,000 square feet of additional laboratory space at the company’s Woodside Technology Park life science campus in Redwood City, California, and extended its existing lease at the campus for 133,000 square feet by an additional 30 months. In addition, the company entered into a lease termination with the tenant for 180,000 square feet at its 50 Hampshire building in Cambridge, Massachusetts. The original lease would have reached term in December 2019. Under the terms of the agreement, the tenant will pay a termination fee of $8.5 million and vacate the space at the end of March 2015.

Second Quarter 2014 Financial Results

Rental revenues for the second quarter were approximately $120.9 million, compared to approximately $108.1 million for the same period in 2013, an increase of 11.9% and the highest in the company’s history. Total revenues for the second quarter were approximately $171.2 million, compared to approximately $159.6 million for the same period in 2013, an increase of 7.2%, also the highest in the company’s history. Total revenues for the second quarter 2014 include other revenue of approximately $8.1 million, relating to prepayment fees on the early repayment of the company’s investment in the construction loan for the Fan Pier development in Boston, Massachusetts, which contributed approximately $0.03 per diluted share in excess of interest income expected from the loan during the quarter. Total revenues for the second quarter 2013 include other revenue of approximately $17.7 million associated with the termination of leases at the company’s Science Center at Oyster Point in South San Francisco, California (which was immediately re-leased to Life Technologies Corporation).

CFFO for the first quarter was $0.40 per diluted share and FFO, calculated in accordance with standards established by NAREIT, was also $0.40 per diluted share for the quarter. AFFO for the quarter was $0.32 per diluted share. The company reported net income available to common stockholders for the quarter of approximately $18.6 million, or $0.10 per diluted share.

Financing Activity

During the second quarter of 2014, the company:

•	Repaid in full the $333.4 million principal amount outstanding on its mortgage loan secured by the Center for Life Science | Boston, which bore interest at 7.75% per annum;

•

Received an upgrade of its investment grade corporate credit rating from Standard & Poor’s Ratings Services (S&P) from BBB– to BBB, after receiving a positive outlook from Moody’s Investors Service in March 2014; and

•

Completed a public offering of $400 million aggregate principal amount of 2.625% Senior Notes due 2019, which were priced at 99.408% of the principal amount to yield 2.752% to maturity. Proceeds were used to repay amounts outstanding under the company’s revolving credit facility.

Subsequent to the end of the quarter, certain holders of the company’s exchangeable senior notes exercised their exchange rights, pursuant to which the company issued approximately 2.6 million shares of common stock in exchange for approximately $44.5 million principal amount of notes.

Also subsequent to quarter end, the company amended the terms of the loan held through its joint venture with Prudential Real Estate Investors (PREI) and secured by the PREI joint venture’s 650 E. Kendall Street property in Cambridge, Massachusetts, extending the loan’s maturity date to August 13, 2015 and reducing the applicable credit spread to 205 basis points, with an option to further extend the maturity date to August 13, 2016.

Commenting on the financial results of the second quarter, Greg Lubushkin, Chief Financial Officer of BioMed Realty, remarked, “Exceptional leasing results and our strategic investments continue to drive record rental revenues, robust same property cash NOI growth and steady core funds from operations, all of which are well supported by our strong, flexible balance sheet and industry-leading capital structure. Our proven capital strategy and execution was validated in the second quarter when our investment grade corporate credit rating was upgraded by S&P to BBB and we executed a highly efficient $400 million offering of 2.625% unsecured senior notes. These successes provide the foundation for us to continue to pursue strategic growth opportunities which create value for our stockholders.”

Earnings Guidance

The company’s updated 2014 guidance for net income per diluted share, FFO per diluted share and CFFO per diluted share are set forth and reconciled below. Projected net income per diluted share and FFO per diluted share (and CFFO per diluted share) are based upon estimated, weighted-average diluted common shares outstanding of approximately 197.8 million and 208.8 million, respectively.

2014
(Low - High)
Projected net income per diluted share available to common stockholders	$0.26 - $0.30
Add:
Real estate depreciation and amortization	$1.26
Noncontrolling interests in operating partnership	$0.01
Less:
Net effect of assumed conversion of exchangeable senior notes due 2030	($0.03)
Projected FFO per diluted share	$1.50 - $1.54
Add: Acquisition costs	$0.01
Projected CFFO per diluted share	$1.51 - $1.55

The company’s 2014 FFO and CFFO estimates reflect the company’s year-to-date operating results. In addition, these estimates reflect early repayment of the construction loan in the Fan Pier development project (with previous estimates assuming repayment in the third quarter of 2014) and the 50 Hampshire lease termination executed subsequent to quarter end. The company received prepayment fees on the construction loan of approximately $8.1 million in the second quarter which, as a result of the early payoff, are partially offset, on a full year basis, by a reduction in anticipated interest income from the loan. The impact of the 50 Hampshire lease termination fee, net of related GAAP adjustments, totaled $7.5 million and will be recognized ratably as additional revenue from August 2014 through March 2015, when the lease will terminate. The impact of these two items has the net effect of increasing the company’s estimates for 2014 FFO and CFFO by approximately $0.03 per diluted share.

The company continues to target new investment opportunities, including acquisitions and new development projects; however, the company’s 2014 FFO and CFFO estimates do not reflect the impact of any future new investments (acquisitions or new development starts) or related financing activity, as the impact of such investments may vary significantly based on the nature of these investments, timing and other factors.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, financings, acquisitions, development and redevelopment and the amount and timing of acquisitions, development and redevelopment activities. The company’s actual results may differ materially from these estimates.

Supplemental Information

Supplemental operating and financial data are available in the Investor Relations section of the company’s website at www.biomedrealty.com.

Teleconference and Webcast

BioMed Realty will conduct a conference call and webcast at 1:30 p.m. Eastern Time (10:30 a.m. Pacific Time) on Wednesday, August 6, 2014 to discuss the company’s financial results and operations for the quarter from the New York Stock Exchange as part of the company’s Investor Day 2014 event. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and at www.earnings.com, which will include an online slide presentation to accompany the call, or live by calling (877) 261-8990 (domestic) or (847) 619-6441 (international) with call ID number 37659214. The complete webcast will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 4:30 p.m. Eastern Time on Wednesday, August 6, 2014 until midnight Eastern Time on Monday, August 11, 2014 by calling (888) 843-7419 (domestic) or (630) 652-3042 (international) and using access code 37659214#.

About BioMed Realty Trust

BioMed Realty, with its trusted expertise and valuable relationships, delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 17.2 million rentable square feet. Additional information is available at www.biomedrealty.com. Follow us on Twitter @biomedrealty.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with tax credits, grants and other subsidies to fund development activities; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Investments in real estate, net	$5,474,648	$5,217,902
Investments in unconsolidated partnerships	32,440	32,137
Cash and cash equivalents	39,004	34,706
Accounts receivable, net	9,686	8,421
Accrued straight-line rents, net	181,705	173,779
Deferred leasing costs, net	236,848	198,067
Other assets	185,406	307,589

Total assets	$6,159,737	$5,972,601

LIABILITIES AND EQUITY
Mortgage notes payable, net	$456,034	$709,324
Exchangeable senior notes	180,000	180,000
Unsecured senior notes, net	1,293,246	895,083
Unsecured senior term loan	764,106	758,786
Unsecured line of credit	155,000	128,000
Accounts payable, accrued expenses and other liabilities	358,958	314,383

Total liabilities	3,207,344	2,985,576
Equity:
Stockholders’ equity:
Common stock, $.01 par value, 250,000,000 shares authorized, 192,525,766 shares 192,115,002 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	1,925	1,921
Additional paid-in capital	3,557,886	3,554,558
Accumulated other comprehensive loss, net	(24,088)	(32,923)
Dividends in excess of earnings	(642,360)	(583,569)

Total stockholders’ equity	2,893,363	2,939,987
Noncontrolling interests	59,030	47,038

Total equity	2,952,393	2,987,025

Total liabilities and equity	$6,159,737	$5,972,601

BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Rental	$120,924	$108,092	$240,950	$211,048
Tenant recoveries	40,280	32,494	79,015	65,131
Other revenue	9,957	19,053	20,072	43,911

Total revenues	171,161	159,639	340,037	320,090

Expenses:
Rental operations	53,636	41,941	106,159	82,494
Depreciation and amortization	62,736	63,557	125,145	124,320
General and administrative	12,443	10,396	24,385	20,424
Acquisition-related expenses	1,134	2,120	2,384	4,357

Total expenses	129,949	118,014	258,073	231,595

Income from operations	41,212	41,625	81,964	88,495
Equity in net loss of unconsolidated partnerships	(10)	(267)	(148)	(585)
Interest expense, net	(23,131)	(26,119)	(51,141)	(52,021)
Other expense	1,027	(202)	9,190	(3,392)

Net income	19,098	15,037	39,865	32,497
Net income attributable to noncontrolling interests	(462)	(234)	(2,396)	(379)

Net income attributable to the company	18,636	14,803	37,469	32,118
Preferred stock dividends	—	—	—	(2,393)
Cost on redemption of preferred stock	—	—	—	(6,531)

Net income available to common stockholders	$18,636	$14,803	$37,469	$23,194

Income from continuing operations per share available to common stockholders:
Basic and diluted earnings per share	$0.10	$0.08	$0.19	$0.13

Weighted-average common shares outstanding:
Basic	191,003,248	186,735,157	190,954,827	173,288,517

Diluted	196,800,354	190,151,166	196,673,649	176,508,215

BIOMED REALTY TRUST, INC.

CONSOLIDATED FUNDS FROM OPERATIONS

(In thousands, except share data)

(Unaudited)

Our FFO and CFFO available to common shares and partnership and LTIP units and a reconciliation to net income for the three and six months ended June 30, 2014 and 2013 was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income available to the common stockholders	$18,636	$14,803	$37,469	$23,194
Adjustments:
Noncontrolling interests in operating partnership	514	263	1,035	416
Depreciation and amortization – unconsolidated partnerships	403	367	776	736
Depreciation and amortization – consolidated entities	62,736	63,557	125,145	124,320
Depreciation and amortization – allocable to noncontrolling interest of consolidated joint ventures	(599)	(164)	(1,040)	(194)

FFO available to common shares and units – basic	$81,690	$78,826	$163,385	$148,472
Interest expense on exchangeable senior notes	1,688	1,688	3,375	3,375

FFO available to common shares and units – diluted	$83,378	$80,514	$166,760	$151,847
Acquisition-related expenses	1,134	2,120	2,384	4,357

CFFO – diluted	$84,512	$82,634	$169,144	$156,204

FFO per share – diluted	$0.40	$0.40	$0.80	$0.81

CFFO per share – diluted	$0.40	$0.41	$0.81	$0.83

Weighted-average common shares and units outstanding – diluted (1)	208,887,941	201,716,873	208,761,935	188,119,664

Our AFFO available to common shares and partnership and LTIP units and a reconciliation of CFFO to AFFO for the three and six months ended June 30, 2014 and 2013 was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
CFFO – diluted	$84,512	82,634	$169,144	$156,204
Adjustments:
Recurring capital expenditures and second generation tenant improvements	(21,553)	(12,599)	(29,284)	(22,394)
Leasing commissions	(1,929)	(1,985)	(3,839)	(3,565)
Non-cash revenue adjustments	(1,830)	(821)	(4,752)	2,422
Non-cash adjustment for securities	50	—	50	2,825
Non-cash debt adjustments	3,568	3,059	6,501	6,158
Non-cash equity compensation	3,729	3,067	7,479	6,078
Cost on redemption of preferred stock	—	—	—	6,531
Depreciation included in general and administrative expenses	757	565	1,497	1,046
Share of non-cash unconsolidated partnership adjustments	18	31	36	71

AFFO available to common shares and units	$67,322	73,951	$146,832	$155,376

AFFO per share – diluted	$0.32	0.37	$0.70	$0.83

Weighted-average common shares and units outstanding – diluted (1)	208,887,941	201,716,873	208,761,935	188,119,664

(1)	The three and six months ended June 30, 2014 include 10,578,132 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three and six months ended June 30, 2013 include 10,259,496 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three months ended June 30, 2014 and 2013 include 1,509,455 and 1,306,211 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share. The six months ended June 30, 2014 and 2013 include 1,510,154 and 1,351,953 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share.

We present funds from operations, or FFO, core funds from operations, or CFFO, and adjusted funds from operations, or AFFO, available to common shares and partnership and LTIP units because we consider them important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO, CFFO and AFFO when reporting their results.

FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, impairment charges on depreciable real estate, real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures.

We calculate CFFO by adding acquisition-related expenses to FFO. We calculate AFFO by adding to CFFO: (a) non-cash revenues and expenses, (b) recurring capital expenditures and second generation tenant improvements, and (c) leasing commissions.

Our computation of FFO, CFFO and AFFO may differ from the methodology for calculating FFO, CFFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO, CFFO and AFFO do not represent cash flow available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO, CFFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO, CFFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of our operations.